Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Net Element International, Inc, a Delaware corporation, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of the 12th day of October 2012.

/s/ Mike Zoi
Mike Zoi

ENERFUND, LLC

By:	/s/ Mike Zoi

Name:	Mike Zoi
Title:	Managing Member

TGR CAPITAL, LLC

By: ENERFUND, LLC, its Managing Member

By:	/s/ Mike Zoi

Name:	Mike Zoi
Title:	Managing Member

MZ CAPITAL LLC (Delaware)

By:	/s/ Mike Zoi

Name:	Mike Zoi
Title:	Manager

MZ CAPITAL LLC (Florida)

By:	/s/ Mike Zoi

Name:	Mike Zoi
Title:	Manager